Exhibit 16(b)

MUTUAL OF AMERICA SECURITIES CORPORATION

PRINCIPAL UNDERWRITER

CODE OF ETHICS

Revised November 1, 2004

1.                          General Principles

Mutual of America Securities Corporation (“Corporation” or “Underwriter”) recognizes its responsibility to be familiar with and to ensure its compliance with the provisions of the Investment Company Act of 1940 (“1940 Act”), the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission promulgated under these Acts.  The Securities Corporation recognizes that its officers, directors and employees should at all times act with fidelity to the interests of clients, including investment company clients for which the Securities Corporation serves as principal underwriter, and in conformity with just and equitable principles.

Certain fundamental principles govern the personal investment activities of the Securities Corporation’s personnel, namely:  (1) the duty at all times to place the interests of clients first; (2) the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and (3) that investment company personnel should not take inappropriate advantage of their positions.

This Code of Ethics establishes rules of conduct that govern personal investment activities of the Corporation’s officers, directors and employees and gives effect to the prohibitions on fraudulent and manipulative practices set forth in Rule 17j-1 under the 1940 Act.  The Code does not attempt to identify all possible conflicts of interest, and literal compliance with the Code will not shield access persons from liability for personal trading or other conduct that violates a fiduciary duty owed to an investment company client.

2.                          Definitions

(a)                      Access person—any director or officer of the Underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of securities for an investment company client, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to an investment company client regarding the purchase or sale of securities.

(b)                     Beneficial ownership—shall have the meaning provided in Section 16 of the Securities Exchange Act of 1934 and shall include ownership by immediate family members who reside in the same household, such as a spouse and dependent children.

(c)                      Equivalent security—a security that has a substantial economic relationship to another security, including with respect to an equity security any convertible security, option or warrant relating to that security, and with respect to a fixed income security any security having the same issuer, maturity, coupon and rating.

(d)                     Investment company client—a company registered as such under the Investment Company Act of 1940 and for which the Underwriter is the principal underwriter.

(e)                      Underwriter—Mutual of America Securities Corporation.

3.                          Restriction on Personal Investing Activities

(a)                      Black-out period—same day.  No access person shall engage directly or indirectly in any securities activities in anticipation of an investment company client’s transaction.  Accordingly, no access person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership on any day during which an investment company client has a pending “buy” or “sell” order in the same or an equivalent security or the investment company client’s investment adviser is actively considering recommending the security to the investment company for purchase or sale.

(i)                         The prohibition shall continue until the investment adviser decides not to recommend the purchase or sale to the investment company client, or, if an order is pending, until the order is executed or withdrawn.

(ii)                      A transaction inadvertently effected in violation of this paragraph (a) will not be considered a violation of this Code if the transaction was pre-cleared pursuant to Section 5 and the access person did not have prior knowledge of trading by an investment company client in the same or an equivalent security.

(b)                     Short Term trades (purchase and sale or sale and purchase within 60 days of the same or equivalent securities) and purchases of securities from an Initial public Offering or Private Placement require written preclearance.

(c)                      Any profits realized in violation of paragraphs (a) and (b) shall be disgorged.

4.                          Purchases and Sales Not Subject to Personal Investing Restrictions

An access person shall not be prohibited under Section 3 of this Code from making the following purchases and sales of securities:

(a)                      purchases or sales effected in any account over which an access person has no direct or indirect influence or control, which shall include any account of the access person that is managed on a discretionary basis by a person other than the access person and with respect to which the access person does not in fact influence or control transactions;

(b)                     purchases or sales of securities which are not eligible for purchase or sale by any investment company client;

(c)                      purchases or sales of securities which are direct obligations of the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements) and shares of registered open-end investment companies (mutual funds) except that mutual funds (aside from money market funds) or unit investment trusts that are advised by the Corporation or its affiliates, or for which the Corporation or its affiliates serve as principal underwriter must be reported;

(d)                     purchases or sales of securities that are non-volitional on the part of the access person;

(e)                      purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(f)                        purchases or sales in index options effected on a broad-based index if the access person has no prior knowledge of activity in such index by an investment company client; and

(g)                     purchases which are part of an automatic investment plan in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An automatic investment plan includes dividend reinvestment plans.

5.                          Pre-Clearance of Securities Transactions

(a)                      Access persons must preclear their personal securities transactions, other than purchases or sales identified in Section 4 of this Code, by obtaining prior written clearance from the Chief Operating Officer of Mutual of America Capital Management Corporation or his/her designee, for each proposed securities transaction.

(b)                     If any transaction is not effected on a timely basis (within 48 hours) after written preclearance for it is granted, a request for preclearance of the transaction, if still proposed to occur, must be resubmitted by the access person.  A copy of each preclearance shall be provided promptly to the Underwriter’s Chief Compliance Officer.

6.                          Other Restricted Activities

(a)                      Gifts.  No access person shall accept any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Underwriter.  Generally, access persons are limited to receipt in any year from any such person or entity of gifts of not more than $100 in value, an occasional dinner or occasional receipt of theatre or sporting event tickets.

(b)                     Service as a director.  No access person shall serve on the board of directors of a publicly traded company without obtaining prior written clearance from the Chief Executive Officer of the Underwriter or his/her designee, or the President when the Chief Executive Officer is seeking preclearance.

7.                          Reporting

(a)                      Initial and annual holdings reports.  Each access person shall disclose all securities in which the access person has direct or indirect beneficial ownership, except securities described under Section 4(a) and 4(c) of this Code, within 10 days of becoming an access person and within 30 days of the end of each calendar year by submitting a report to the Chief Compliance Officer in the form required by him or her (“holdings report”).  Each holdings report shall state the title, number of shares and principal amount of the security involved, the name of any broker, dealer or bank with whom an account is maintained and shall reflect the date submitted and shall be current as of 45 days or less prior to the date the person becomes an access person or files the report, as the case may be.

(b)                     Quarterly transaction reports.  Each access person shall report to the Underwriter every transaction in a security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, except purchases and sales of securities listed in Section 4(a), (c) and (g) of this Code, whether or not a transaction covered by this Code takes place.  A quarterly report is due within 30 days after the end of each calendar quarter, and each report must indicate the date it is submitted by the access person.

(i)                         Each quarterly report shall state the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security; the date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition); the price at which it was effected; the name of the broker, dealer or bank with or through whom the transaction was effected; and the name of the broker, dealer or bank with whom any account has been established and the date thereof.

(ii)                      A quarterly report also may contain a statement declaring that the reporting or recording of any such transaction shall not be construed as an admission that the access person making the report has any direct or indirect beneficial ownership in the security(ies) reported.

(c)                      Brokerage statements.  All access persons, other than independent directors, shall direct their brokers to supply to the Underwriter’s Chief Compliance Officer, on a timely basis, duplicate copies of confirmations of all personal security transactions and copies of periodic statements for all accounts.

(d)                     Duplicate reporting—exceptions for quarterly reporting.  Notwithstanding (b) above, an access person need not make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements received by the

                                    Underwriter with respect to the access person for the period covered when all of the information required under (b) above is contained in the broker trade confirmations or account statements.  [No report is required to the extent that it duplicates information required under Rule 204(2)a-13 of the Investment Adviser’s Act of 1940 to be furnished to the Adviser of Funds for which the Corporation serves as principal underwriter by the access person.]

8.                          Review of Reports

Reports required to be made pursuant to Section 7 of this Code shall be provided to the Underwriter’s Chief Compliance Officer (or his or her designee).  The reports shall be reviewed by the Chief Compliance Officer or such other person as the Chief Executive Officer of the Underwriter designates.

9.                          Certificate of Compliance

Each access person must certify within 30 days of each year end that he or she has:

(a)                      read the Code which is currently in force and understood it;

(b)                     complied with the Code’s requirements during the past year; and

(c)                      disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code; and

(d)                     reported all violations of the Code and Federal securities laws to the Chief Compliance Officer.

10.                   Administration

(a)                      Upon discovering a violation of this Code, the Underwriter may impose such sanctions as it deems appropriate, including, among other things, disgorgement of profits to the Underwriter, investment company client or charity, a letter of censure, or suspension or termination of the violator’s employment or position with the Underwriter.

(b)                     At least annually, the Underwriter will furnish a written report to the Board of Directors of each investment company client:

(i)                         certifying that procedures reasonably necessary to prevent access persons from violating this Code have been adopted; and

(ii)                      describing any issues that have arisen under this Code or procedures since the last report, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations.

Summary of Code of Ethics Requirements for Access Persons

Black-out period—same day as investment company client’s trade

Pre-clearance required for of all transactions except those in §4

Gifts restricted to de minimis amount

Service as director on public co.—pre-clearance req’d

Initial and annual holdings reports required

Quarterly transaction reports—every quarter, for transactions in all securities other than those listed in Section 4(a) or 4(c)

Instruction required to broker-dealers to deliver confirms and account statements to Underwriter’s compliance officer

Annual statement required that have read & complied w/ Code